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                                                                    Exhibit 12.1

                               XTRA CORPORATION
          STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
             For the three months ended December 31, 1999 and 1998
                             (Millions of dollars)
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                                  (Unaudited)

                                                    1999           1998
                                                  --------       --------
EARNINGS
Pretax income                                     $     33       $     30
 Add:  Fixed charges (below)                            16             14
                                                  --------       --------

                                                  $     49       $     44
                                                  ========       ========

FIXED CHARGES                                     $     16       $     14
                                                  ========       ========

Ratio of Earnings to Fixed Charges                     3.1            3.2
                                                  ========       ========

Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness, the portion rental equipment lease financing which represents interest and the portion of rental expense which represents interest.

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